UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant
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        Filed by a Party other than the Registrant
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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
LUMEXA IMAGING HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

5cm
SP F1 6 TR 5800 0
SL 4 0/1 0 TE 89 0
250*384s TA 02 25
City Multitype Hospital N2
499
*03 07 1956 M 57Y
SP H33 4 TR 690 0
SL 4 0/1 0 TE 17 0
280*320s TA 03 13
City Multitype Hospital N2
499
*03 07 1956 M 57Y
STUDY 1
17 06 2014
11 51 10
3 IMA 19 / 1

2026 Proxy Statement

Shaping the Future of Imaging

Making Advanced Diagnostic Imaging More Accessible Nationwide

Lumexa
IMAGING™

April 28, 2026

Dear Lumexa Imaging Stockholder:

You are cordially invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Lumexa Imaging Holdings, Inc., a Delaware corporation (“Lumexa Imaging”). The Annual Meeting will be held on June 10, 2026, at 8:30 a.m., Eastern Time, virtually, via a live webcast to maximize your ability to participate in the meeting. You will be able to attend and participate in the Annual Meeting online by visiting www.proxydocs.com/LMRI, where you will be able to vote electronically and submit questions prior to the Annual Meeting. You will not be able to attend the Annual Meeting in person. You will need the 12-digit control number as described in the notice or proxy card.

The accompanying proxy statement (the “Proxy Statement”) and notice of the Annual Meeting describe the matters expected to be acted upon at the Annual Meeting. We urge you to review these materials carefully and to take part in the affairs of Lumexa Imaging by voting on the matters described in the Proxy Statement.

We have elected to take advantage of the Securities and Exchange Commission rule that allows us to furnish proxy materials to our stockholders over the Internet. On or about April 28, 2026, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) containing instructions on how to access the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2025 (our “Annual Report”) and how to submit your proxy over the Internet and by telephone and how to request printed materials and return a proxy card by mail. Copies of the Proxy Statement and our Annual Report are available at www.proxydocs.com/LMRI.

Your vote is important. Whether you plan to attend the meeting or not, please follow the instructions provided in the Notice of Availability or, if applicable, the proxy card you received, to ensure that your shares will be represented and voted at the Annual Meeting. This will not prevent you from voting your shares during the Annual Meeting if you are able to attend online. We look forward to your participation.

Sincerely,

/s/ Caitlin Zulla

Caitlin Zulla

Chief Executive Officer

Lumexa Imaging Holdings, Inc.

4200 Six Forks Road, Suite 1000

Raleigh, North Carolina 27609

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 10, 2026

NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Lumexa Imaging Holdings, Inc., a Delaware corporation (the “Company” or “Lumexa Imaging”), will be held on June 10, 2026, at 8:30 a.m., Eastern Time, virtually, via a live webcast. You will be able to attend and participate in the Annual Meeting online by visiting www.proxydocs.com/LMRI, where you will be able to vote electronically and submit questions prior to the Annual Meeting. You will not be able to attend the Annual Meeting in person. In order to attend the Annual Meeting, you must register in advance at www.proxydocs.com/LMRI prior to the deadline of June 5, 2026 at 5:00 p.m. Eastern Time (the “Registration Deadline”) and provide the 12-digit control number as described in the notice or proxy card. After completion of your registration by the Registration Deadline, further instructions will be emailed to you.

At the Annual Meeting, holders of shares of the Company’s common stock, $0.001 par value per share, will be asked to consider and vote upon the following proposals, all of which are discussed in greater detail in the accompanying proxy statement:

(1)

To elect three Class I directors to the Company’s Board of Directors (the “Board”), each to serve until the Company’s 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal (“Proposal No. 1”);

(2)	To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the year ending December 31, 2026 (“Proposal No. 2”); and

(3)	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The Board recommends that you vote “FOR” the director nominees named in Proposal No. 1 of the accompanying proxy statement and the Board and the Audit Committee of the Board each recommend that you vote “FOR” the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2026, as described in Proposal No. 2.

Only stockholders of record at the close of business on April 13, 2026, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

Your vote is important. Whether or not you plan to attend the Annual Meeting online, please ensure that your shares are voted at the Annual Meeting by using our Internet or telephonic voting system or, if you have elected to receive printed proxy materials, by completing, signing and returning a proxy card enclosed with your printed materials. If you attend the Annual Meeting online, you may vote during the meeting even if you have previously returned a proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 10, 2026. This Notice of 2026 Annual Meeting of Stockholders, the accompanying proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2025 (which constitutes our annual report to stockholders) are available at www.proxydocs.com/LMRI.

BY ORDER OF THE BOARD /s/ PAUL GILBERT

Raleigh, North Carolina
April 28, 2026	Paul Gilbert
Chief Legal Officer and Corporate Secretary

LUMEXA IMAGING HOLDINGS, INC.

PROXY STATEMENT

i

ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Why am I receiving these materials?

Lumexa Imaging Holdings, Inc., a Delaware corporation (the “Company,” “Lumexa Imaging,” “we,” “us” or “our”), is furnishing proxy materials to its stockholders primarily via a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) or, in certain cases, by delivery of printed copies of these materials, in each case in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use at the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on June 10, 2026, at 8:30 a.m., Eastern Time, virtually, via a live webcast. This proxy statement for the Annual Meeting (this “Proxy Statement”) describes the matters on which you, as a stockholder, are entitled to vote and provides the information that you need to make an informed decision on these matters.

What is included in the proxy materials?

The proxy materials include:

•	This Proxy Statement; and

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (our “Annual Report”).

If you requested or received a printed version of these materials by mail, the proxy materials also include a proxy card or a voting instruction form for the Annual Meeting.

What am I voting on?

At the Annual Meeting, you will be entitled to vote on:

•

The election of three Class I directors to the Board, each to serve until the Company’s 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal (“Proposal No. 1”);

•	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the year ending December 31, 2026 (“Proposal No. 2”); and

•	Such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

What are the Board’s recommendations?

The Board unanimously recommends you vote:

•

“FOR” the election of three Class I directors to the Board, each to serve until the Company’s 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal; and

•	“FOR” the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2026.

If I share an address with another stockholder, and we received only one paper copy of the proxy materials, how may I obtain an additional copy of the proxy materials?

In addition to furnishing proxy materials electronically, we take advantage of the Securities and Exchange Commission’s (the “SEC”) “householding” rules to reduce the delivery cost of materials. Under such rules, only one Notice of Availability or, if you have requested paper copies, only one set of proxy materials, is delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. If you are a stockholder sharing an address and wish to receive a separate (or only one) Notice of Availability or copy of the proxy materials, you may so request by contacting:

Lumexa Imaging Holdings, Inc.

Attention: Paul Gilbert

Chief Legal Officer and Corporate Secretary

4200 Six Forks Road

Suite 1000

Raleigh, North Carolina 27609

(919) 763-1100

Stockholders who hold shares in “street name” (as described below) may contact their broker, bank or other similar nominee to request information about householding.

How can I get electronic access to the proxy materials?

Our proxy materials are available on the Internet at www.proxydocs.com/LMRI and on our investor relations website at ir.lumexaimaging.com.

Who is entitled to vote at the meeting?

Holders of record of the Company’s common stock, $0.001 par value per share (the Company’s “common stock”), as of the close of business on April 13, 2026, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote their shares of the Company’s common stock held on that date at the Annual Meeting or any postponement or adjournment thereof. On the Record Date, 96,110,039 shares of the Company’s common stock were outstanding and entitled to vote at the Annual Meeting. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of the Company’s common stock is entitled to one vote on each proposal.

What do I need to be able to attend the Annual Meeting online?

We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.proxydocs.com/LMRI. The webcast will start at 8:30 a.m., Eastern Time on June 10, 2026. Stockholders may vote while attending the Annual Meeting online. In order to attend the Annual Meeting, you must register in advance at www.proxydocs.com/LMRI prior to the deadline of June 5, 2026 at 5:00 p.m. Eastern Time (the “Registration Deadline”). To register to attend the Annual Meeting, you will need the 12-digit control number as described in the notice or proxy card. After completion of your registration by the Registration Deadline, further instructions will be emailed to you.

You can submit questions electronically prior to the Annual Meeting. During the Q&A portion of the meeting, members of our management will answer the questions that were submitted in advance of the Annual Meeting, as time permits. To ensure the Annual Meeting is conducted in a manner that is fair to all stockholders, we reserve the right, in our sole discretion, to edit or reject questions we deem profane, repetitive, irrelevant to the business of the Company, or otherwise inappropriate. Stockholders will be able to review the rules of conduct and other meeting materials at the link provided in your registration confirmation e-mail.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and we sent the Notice of Availability directly to you.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares held in “street name,” and the Notice of Availability was forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.”

How do I vote or authorize a proxy to vote on my behalf?

Voting during the Annual Meeting. You may vote during the Annual Meeting by going to www.proxypush.com/LMRI. You will need the 12-digit control number as described in the notice or proxy card. If you previously voted via the Internet (or by telephone or mail), you will not lose your right to vote online at the Annual Meeting.

Voting by Proxy for Shares Held by a Stockholder of Record. If your shares are held in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxy holders on how to vote your shares of the Company’s common stock in one of the following ways:

•

By Internet. You may vote by proxy over the Internet by visiting www.proxypush.com/LMRI and following the instructions provided with the Notice of Availability or, if you requested or received a printed version of the proxy materials by mail, the proxy card.

•

By Telephone. You may vote by proxy by calling the toll-free number found on the Notice of Availability or, if you requested or received a printed version of the proxy materials by mail, the proxy card.

•	By Mail. If you requested or received a printed version of the proxy materials by mail, you may vote by signing, dating and mailing the proxy card.

Voting by Proxy for Beneficial Owners of Shares Held in Street Name. If your shares are held in street name by a broker, bank or other nominee, you may instruct such organization on how to vote your shares of the Company’s common stock in one of the following ways:

•

By Internet. You may vote by proxy over the Internet by visiting www.proxypush.com/LMRI and following the instructions provided in the voting instruction form you received from the organization holding your shares.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the voting instruction form you received from the organization holding your shares.

•	By Mail. You may vote by proxy by filling out the voting instruction form you received from the organization holding your shares.

What constitutes a quorum?

The presence at the Annual Meeting, online or by proxy, of stockholders representing a majority of the voting power of the Company’s capital stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum. If a quorum is established, each holder of the Company’s common stock will be entitled to one vote on each director to be elected at the Annual Meeting and each other matter to be voted on at the Annual Meeting for each issued and outstanding share of the Company’s common stock owned on the Record Date. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting and will be counted for quorum purposes.

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. If the Annual Meeting is adjourned, the proxy holders will vote the shares in accordance with the stockholder’s instructions on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described below.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you submit a proxy or, if you requested or received printed proxy materials, you sign and return a proxy card, in either case, without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of The Nasdaq Global Market (“Nasdaq”), the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a broker non-vote.

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2026 is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

The election of three Class I directors to the Board, each to serve until the Company’s 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal, is a matter considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposal No. 1.

How many votes are needed to approve each item?

The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of three Class I directors to the Board, each to serve until the Company’s 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal. This means the three nominees receiving the greatest number of votes will be elected. The affirmative vote of stockholders representing a majority of the voting power of the Company’s capital stock entitled to vote on such matter, online or by proxy, is required to ratify the appointment of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2026.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes will be counted to determine whether there is a quorum present at the Annual Meeting, but will not be considered votes cast. Accordingly, abstentions and broker non-votes will have no effect on Proposal No. 1. Abstentions are, however, considered voting power. Accordingly, abstentions will have the same effect as a vote “AGAINST” Proposal No. 2. As stated above, broker non-votes are not expected to occur in connection with Proposal No. 2.

Can I change my vote after I have authorized a proxy to vote on my behalf?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may provide different voting instructions to a proxy on a later date through the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by submitting updated voting instructions or, if you requested or received printed materials, by signing and returning a new proxy card with a later date, or by attending the Annual Meeting online and voting during the meeting. Your attendance at the Annual Meeting alone, however, will not automatically revoke your proxy unless you vote at the Annual Meeting. You may also specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual Meeting to the Company at 4200 Six Forks Road, Suite 1000, Raleigh, North Carolina 27609, Attention: Chief Legal Officer and Corporate Secretary.

Where can I find the voting results of the Annual Meeting?

The Company intends to announce preliminary voting results at the Annual Meeting and to disclose final results in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting. If final results are not yet known within that four-business-day period, the Company will disclose preliminary voting results in a Current Report on Form 8-K and file an amendment to that Current Report on Form 8-K to disclose the final results within four business days after such final results are known.

Who pays the cost for soliciting proxies by the Board?

The Company will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing materials in connection with the solicitation of proxies. We have retained Innisfree M&A Inc. (“Innisfree”) to assist in the solicitation of proxies. We expect to pay Innisfree $15,000, plus reimbursement of reasonable expenses. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company’s common stock. In addition, directors, officers and employees of the Company may, on behalf of the Company, without being additionally compensated, solicit proxies personally and by mail, telephone or electronic communication.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The number of directors that serve on the Board is currently set at nine and may be fixed from time to time by the Board in the manner provided in the Company’s amended and restated certificate of incorporation and amended and restated bylaws, subject to the requirements of the Stockholders Agreement described below. In accordance with the Company’s amended and restated certificate of incorporation and amended and restated bylaws and Delaware law, the Board is divided into three staggered classes of directors and each of the Company’s directors is elected to serve until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

Director Nominees

Name	Age	Positions Held with the Company	Director of the Company Since
Lee Cooper	63	Chair of the Board	2025
Brian Regan	48	Director	2025
Caitlin Zulla	48	Chief Executive Officer and Director	2025

Each of the three director nominees listed above currently serves as a director of the Company, was elected to the Board in 2025 in connection with the Company’s initial public offering (the “IPO”) and his or her biography can be found in this Proxy Statement in the section entitled “Corporate Governance Matters—Information Regarding the Board.” Each of the three director nominees listed above was recommended by the Nominating and Corporate Governance Committee and nominated by the Board to stand for election at the Annual Meeting and has consented to serve if elected. In selecting director nominees, the Board seeks to monitor the mix of specific experiences, qualifications and skills of its members in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.

The biographies of each of the director nominees and continuing directors that can be found in this Proxy Statement in the section entitled “Corporate Governance Matters—Information Regarding the Board” contain information regarding each such person’s service as a director, business experience, public company director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director of the Company. In addition to the information presented below regarding each director nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and their committees.

Vote Required

The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of a nominee as a director. This means the three nominees receiving the greatest number of votes will be elected. Stockholders of the Company are not permitted to cumulate their votes for the election of directors. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted “FOR” the election of each of the nominees named above. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the election of each of the director nominees named above.

CORPORATE GOVERNANCE MATTERS

Set forth below is information regarding certain of our corporate governance practices. We believe that effective corporate governance is critical to our ability to create long-term value for our stockholders. In that regard, we have adopted and implemented charters, policies, procedures and controls that we believe promote and enhance our corporate governance, accountability and responsibility.

Information Regarding the Board

Name	Class	Age	Positions Held with the Company	Current Term Expires	Expiration of Term for Which Nominated
Lee Cooper	Class I	63	Chair of the Board	2026	2029
Molly Joseph(1)(3)	Class III	52	Lead Independent Director	2028	N/A
Brett Brodnax(2)(3)(5)	Class III	61	Director	2028	N/A
Glenn Eisenberg(1)(2)	Class III	64	Director	2028	N/A
Bridget Karlin(1)(4)	Class II	69	Director	2027	N/A
Dr. Matthew Lungren(4)(5)	Class II	48	Director	2027	N/A
Dr. Robert Mittl(4)(5)	Class II	66	Director	2027	N/A
Brian Regan(2)(3)	Class I	48	Director	2026	2029
Caitlin Zulla	Class I	48	Chief Executive Officer and Director	2026	2029

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Member of the Technology Committee.

(5)	Member of the Patient Safety and Quality of Care Committee.

Set forth below is biographical information for each director nominee, each of whom also currently serves as a director of the Company.

Lee Cooper. Lee Cooper is a member of the Board and has served as the Executive Chair of the board of managers of Lumexa Imaging Equity Holdco, LLC (“Holdings LLC”) since December 2023. Mr. Cooper has served as the Chief Executive Officer of AssistRx, LLC, a provider of specialty pharmaceutical solutions and patient-support services, since March 2025 and also served as the chairman of its board of directors from 2024 to March 2025. Prior to joining AssistRx, Mr. Cooper served as our Chief Executive Officer in 2024 and as an Operating Partner at Welsh, Carson, Anderson & Stowe (“WCAS”), a private equity firm, in 2023. Mr. Cooper has also served on the board of directors of Cleerly, Inc., a healthcare company that uses AI to create detailed three-dimensional images of heart arteries, since April 2024. Earlier in his career, Mr. Cooper held other executive roles, including Executive Vice President – Pharmacy of Walgreens, a pharmacy store chain, from 2022 to 2023 and Chief Executive Officer of Shields Health Solutions, a specialty pharmacy integrator and care provider, from 2020 to 2022. Prior to that, Mr. Cooper held multiple leadership positions at General Electric, a multinational conglomerate, including serving as the President and Chief Executive Officer of GE Healthcare – U.S. and Canada from 2016 to 2019. Previously, Mr. Cooper served on the board of directors of Healthcare Trust of America, Inc. (formerly, NYSE: HTA), a real estate investment trust that acquires, owns and operates medical office buildings, from 2020 to 2022. Mr. Cooper earned a Bachelor of Arts from Ohio Wesleyan University. Mr. Cooper brings extensive operational, management and industry experience to the Board.

Brian Regan. Brian Regan is a member of the Board and has served on Holdings LLC’s board of managers since January 2018. He previously served as the Head of the Healthcare Group and has served as a General Partner at WCAS, a private equity firm, since 2016, where he is part of a team focused on building and expanding leading healthcare companies. Mr. Regan joined WCAS in 2002 and is a member of the firm’s Management Committee. He currently serves on the boards of directors of Liberty Dental, a nationwide dental plan, Abzena Ltd., a provider of biotherapeutic and antibody drug conjugates development services, Kiniciti Bio, Inc., a WCAS platform focused on CGT therapies, and The Health Management Academy, a membership-based community of healthcare professionals. He previously served on the boards of Aptuit LLC, a pharmaceutical services provider, Laurus Labs Ltd (NYSE: LAURUSLABS), a pharmaceutical and biotechnology company, U.S. Anesthesia Partners, a provider of anesthesiology services, Springstone Health Opco, LLC, a national behavioral health provider, and US Acute Care Solutions, LLC, a provider of acute care services. Mr. Regan earned a Bachelor of Arts from Yale University. Mr. Regan brings to the Board a wealth of experience in investing in and growing healthcare companies. Mr. Regan was appointed to serve as a director upon the completion of the IPO pursuant to the Stockholders Agreement described below.

Caitlin Zulla. Caitlin Zulla is our Chief Executive Officer, a position she has held since January 2025, and a member of the Board. Prior to this role, Ms. Zulla served as the Chief Executive Officer of Optum Health East, a healthcare service provider, from 2023 to January 2025. Prior to that, from 2019 to 2023, she served as the Chief Executive Officer of SCA Health, an operator of outpatient surgery facilities, where she also previously held the roles of Chief Financial Officer and Chief Administrative Officer from 2018 to 2019 and Chief Administrative Officer in 2017. Ms. Zulla currently serves on the boards of directors of National Vision Holdings, Inc. (Nasdaq: EYE), a provider of eye care, for which she also serves on the compensation committee, and One World Surgery, a non-profit aimed at delivering primary and surgical care in developing countries. Ms. Zulla earned a Bachelor of Arts from Princeton University, a Master of Public Health and Health Management from Columbia University and a Master of Healthcare Delivery Science from Dartmouth College.

Set forth below is biographical information for each continuing director.

Molly Joseph. Molly Joseph is a member of the Board and has served on Holdings LLC’s board of managers since May 2022. She founded and has served as a Managing Partner of Cypress Pass Ventures, LLC, a healthcare-focused investment firm, since 2021. Prior to founding Cypress Pass Ventures, Ms. Joseph served in various roles at UnitedHealth Group Incorporated (NYSE: UNH), a healthcare company, from 2005 to 2021, including as President and then Chief Executive Officer of UnitedHealthcare Global from 2010 to 2020; and as Senior Vice President and then Executive Vice President of UnitedHealth Group from 2009 to 2021. Ms. Joseph currently serves on the boards of directors of West Pharmaceutical Services, Inc. (NYSE: WST), a manufacturer of containment and delivery systems for injectable drugs and healthcare products and AMSURG Corp., a manager of ambulatory surgery centers, and serves as Vice Chair of the Board of Trustees of Santa Clara University. She previously served on the board of directors and as the lead independent director of First Solar, Inc. (Nasdaq: FSLR), a solar technology and manufacturing company, from 2017 to May 2025 and Bend Health, Inc., a provider of pediatric digital mental healthcare services, where she also served as chair of the board of directors. Ms. Joseph earned a Bachelor of Science from Santa Clara University and a Juris Doctor from Georgetown University Law Center. Ms. Joseph brings to the Board a wealth of experience in operating, managing and growing healthcare companies.

Brett Brodnax. Brett Brodnax is a member of the Board and has served on Holdings LLC’s board of managers since September 2023. Since 2024, Mr. Brodnax has served as Executive Chairman of United Surgical Partners International, Inc., an ambulatory surgery platform, which he joined in 1999. Prior to his service as Executive Chairman, Mr. Brodnax held several senior leadership roles at United Surgical Partners, including as its President and as its Chief Development Officer between 2011 and 2018, and as its President and as its Chief Executive Officer from 2018 to 2024. Mr. Brodnax currently serves on the boards of directors of Emerus Holdings, Inc., a developer and operator of neighborhood hospitals, Vatica Health, Inc., a risk adjustment and quality of care solution, and OrthAlign Corporation, a provider of ASC technology for orthopedic surgery. Mr. Brodnax earned both a Bachelor of Science and a Master of Science of Industrial Engineering from Texas A&M University and a Master of Business Administration from the University of Texas at Dallas. Mr. Brodnax brings to the Board his expertise in outpatient healthcare strategy, development and operations.

Glenn Eisenberg. Glenn Eisenberg is a member of the Board and has served on Holdings LLC’s board of managers since March 2025. Since May 2025, Mr. Eisenberg has served as a Special Advisor to Labcorp Holdings Inc. (NYSE: LH), a laboratory testing company. In 2024, Mr. Eisenberg served as an Executive Vice President of Labcorp, following his service as its Executive Vice President and Chief Financial Officer from 2014 to 2024. Before joining Labcorp, Mr. Eisenberg served as the Executive Vice President, Finance and Administration, and Chief Financial Officer of The Timken Company (NYSE: TKR), a global manufacturer of highly engineered bearings and alloy steels and related products and services, from 2002 to 2014. Mr. Eisenberg currently serves on the public boards of directors of Solventum Corporation (NYSE: SOLV), Middleby Corporation (NASDAQ: MIDD) and MiniMed Group, Inc. (NASDAQ: MMED). Previously, Mr. Eisenberg served on the public boards of directors of U.S. Ecology, Inc. (formerly, Nasdaq: ECOL), an environmental services company, from 2019 to 2022, Perspecta Inc. (formerly, NYSE: PRSP), a provider of data solutions, from 2019 to 2021, Family Dollar Stores Inc. (formerly, NYSE: FDO), a nationwide retailer, from 2002 to 2015 and Alpha Natural Resources Inc. (formerly, NYSE: ANR), a producer of metallurgical coal, from 2005 to 2015. Mr. Eisenberg earned a Bachelor of Arts from Tulane University and a Master of Business Administration in Finance from Georgia State University. Mr. Eisenberg brings to the Board public financial and operational experience and extensive experience in public company board membership.

Bridget Karlin. Bridget Karlin is a member of the Board and has served on Holdings LLC’s board of managers since March 2025. Ms. Karlin founded BEK Strategies, Inc., a business and technology consulting firm, and has served as its Managing Director since 2022. Ms. Karlin was the Senior Vice President of Information Technology at Kaiser Permanente, an integrated managed healthcare consortium, from 2021 to 2024, and from 2017 to 2021, she served as Global Chief Technology Officer for the Global Technology Services division of International Business Machines Corporation (NYSE: IBM), a technology innovator in computing, artificial intelligence and enterprise services. Prior to that, from 2011 to 2017, she held executive leadership roles at Intel Corporation (Nasdaq: INTC), a global semiconductor manufacturer, including as General Manager of its Internet of Things division, General Manager of its Hybrid Cloud business and Vice President of its Data Center Software division. Ms. Karlin currently serves on the boards of directors of Dana Incorporated (NYSE: DAN), a global automotive manufacturer of conventional, hybrid and electric vehicles, and LyondellBasell Industries N.V. (NYSE: LYB), a multinational petrochemical company. She is a member of the Council on Foreign Relations where she advises on AI, cyber security and other advanced technologies. Ms. Karlin is a graduate of the University of California, Santa Barbara and the Harvard Business School Executive Leadership Program. Ms. Karlin brings to the Board experience in leveraging advanced technology and innovating capabilities for healthcare delivery.

Dr. Matthew Lungren. Dr. Matthew Lungren is a member of the Board and previously served in multiple executive leadership roles at Microsoft Corporation (Nasdaq: MSFT), a technology company, from 2022 to 2026, including Chief Scientific Officer for Health and Life Sciences. Prior to joining Microsoft, from 2014 to 2021, Dr. Lungren was a clinical interventional radiologist and research faculty member at Stanford University School of Medicine, where he co-founded and led the Stanford Center for Artificial Intelligence in Medicine & Imaging (AIMI), and has continued as Adjunct Professor at Stanford in the department of Biomedical Data Science since 2021. He is also a Clinical Associate Professor and practicing interventional radiologist at the University of California San Francisco since 2022. Dr. Lungren earned a Bachelor of Arts from Arizona State University, a Master of Public Health from the University of North Carolina at Chapel Hill and a Doctor of Medicine from the University of Michigan. He completed his Radiology residency and Interventional Radiology fellowship at Duke University. Dr. Lungren brings to the Board expertise in clinical radiology and machine learning in healthcare.

Dr. Robert Mittl. Dr. Robert Mittl is a member of the Board and has served on Holdings LLC’s board of managers since 2018. He also served as the Chair of Lumexa Imaging’s National Physician Leadership Board, from 2021 to 2025, and served as the Chief Quality Officer of Lumexa Imaging from 2024 to 2025. Dr. Mittl joined Charlotte Radiology, P.A., an imaging services provider that later became part of Lumexa Imaging, in 1993, where he chaired the Physician Operations Committee for 13 years and served as Chairman and President of the group for 10 years. Dr. Mittl is also a practicing neuroradiologist. Dr. Mittl earned both his Bachelor of Science and Master of Science from Yale University and received his Doctor of Medicine from Washington University School of Medicine in St. Louis. Dr. Mittl brings to the Board expertise in clinical radiology.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Stockholders Agreement

Under the stockholders agreement between the Company and WCAS (the “Stockholders Agreement”), WCAS has the power, subject to certain terms and conditions, to designate a certain number of nominees for election to the Board (each such nominee, a “WCAS Designee”) depending on its beneficial ownership percentage of the Company’s common stock.

Pursuant to the Stockholders Agreement, WCAS has the right to nominate (1) three-ninths of the Company’s directors, for so long as its beneficial ownership of the Company’s common stock remains above 30% of the shares outstanding; (2) two-ninths of the Company’s directors, for so long as its beneficial ownership of the Company’s common stock remains above 20% of the shares outstanding; and (3) one-ninth of the Company’s directors, for so long as its beneficial ownership of the Company’s common stock remains above 10% of the shares outstanding. In the event that a vacancy is created at any time by the death, retirement or resignation of any WCAS Designee, the Company has agreed to cause such vacancy to be filled by a new WCAS Designee as soon as possible.

The Stockholders Agreement also provides that, for so long as (a) no designee of WCAS is then serving as a director, and (b) certain affiliates of WCAS beneficially own at least 5% of the outstanding shares of the Company’s common stock, the Company must, upon reasonable request, provide access to certain of its books, records and management to WCAS. Pursuant to the Stockholders Agreement, the Company also agreed to indemnify WCAS with respect to certain losses related to WCAS’ ownership of the Company’s common stock or control of or ability to influence the Company and certain litigation to which WCAS may be exposed due to its relationship with the Company.

The Stockholders Agreement will terminate at such time as certain affiliates of WCAS cease to beneficially own at least 5% of the outstanding shares of the Company’s common stock, unless terminated earlier by certain affiliates of WCAS.

Director Independence

The Board has undertaken a review of the independence of each director and considered whether each director has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the Board determined that, with the exception of Caitlin Zulla, Lee Cooper and Dr. Robert Mittl, each member of the Board is an “independent director” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.

Stockholder Nominations

Stockholders may nominate directors for election at an annual meeting. The procedures for director nominations are set forth in the Company’s amended and restated bylaws and are summarized in the section of this Proxy Statement entitled “Stockholder Proposals for 2027 Annual Meeting.” To nominate a person to serve on the Board, a stockholder should write to the Company at 4200 Six Forks Road, Suite 1000, Raleigh, North Carolina 27609, Attention: Chief Legal Officer and Corporate Secretary. The Nominating and Corporate Governance Committee will consider and evaluate persons nominated by stockholders in the same manner as it considers and evaluates other potential nominees. The Nominating and Corporate Governance Committee also takes into consideration any written arrangements for director nominations to which the Company is a party, including the Stockholders Agreement. For more information about the Stockholders Agreement, see “—Stockholders Agreement.”

Directors’ Attendance at Annual Meetings

As stated in the Company’s Corporate Governance Guidelines, each director is expected to attend the Annual Meeting.

Board Leadership Structure

The Board currently consists of nine members and is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years.

The Board has no fixed policy with respect to the separation of the offices of Chair of the Board and Chief Executive Officer. Pursuant to the Company’s Corporate Governance Guidelines, the Board is free to choose its Chair of the Board in any way that it deems best for the Company at the time. The Board believes that this issue is part of the succession planning process, and that it is in the best interests of the Company for the Board to make this determination from time to time when selecting a Chief Executive Officer and/or Chair of the Board. The Board believes that having separate positions is the appropriate leadership structure for the Company at this time.

Board Executive Sessions

The independent members of the Board meet in executive session without management present at the conclusion of each regular Board meeting. Ms. Joseph, the Lead Independent Director, acts as the Chair at all of these executive sessions.

Meetings of the Board, Role in Risk Oversight and Committees

The Company was incorporated on November 14, 2025. After its incorporation and during the year ended December 31, 2025, the Board met one time. No current director attended fewer than 100% of the total number of Board meetings or his or her respective committee meetings that were held during the year ended December 31, 2025 and that were held while such person was a director of the Company or member of such committee.

One of the key functions of the Board is informed oversight of the Company’s risk management process. In particular, the Board is responsible for fulfilling its oversight responsibilities regarding the Company’s policies and processes with respect to enterprise risk assessment and management. The Board administers this oversight function directly, with support from its five standing committees, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Technology Committee and the Patient Safety and Quality of Care Committee, each of which addresses risks specific to its respective areas of oversight described below. The charters for each of these committees are available on our investor relations website at ir.lumexaimaging.com. The Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

The Board has adopted an Audit Committee charter, which defines the Audit Committee’s principal functions, including:

•	overseeing our corporate accounting and financial reporting processes and our internal controls over financial reporting;

•	evaluating our independent registered public accounting firm’s qualifications, independence and performance;

•	engaging and providing for the compensation of our independent registered public accounting firm;

•	pre-approving audit and permitted non-audit and tax services to be provided to us by our independent registered public accounting firm;

•	reviewing our financial statements;

•	reviewing our critical accounting policies and internal controls over financial reporting;

•

establishing procedures for complaints received by us regarding accounting, internal accounting controls or auditing matters, including for the confidential, anonymous submission of concerns by our employees, and periodically reviewing such procedures, as well as all complaints received by us regarding accounting, internal controls or auditing matters, with management;

•	discussing with management and our independent registered public accounting firm the results of the annual audit and the reviews of our quarterly financial statements; and

•	reviewing and approving any transaction between us and any related person (as defined by the Securities Act of 1933, as amended) in accordance with our related party transaction policy.

The Company was incorporated on November 14, 2025. After its incorporation and during the year ended December 31, 2025, the Audit Committee met one time. The Audit Committee is composed of Mr. Eisenberg, Ms. Karlin and Ms. Joseph, with Mr. Eisenberg serving as the chairperson. The Board has determined that each member of the Audit Committee is independent within the meaning of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that each of Mr. Eisenberg and Ms. Karlin is an “audit committee financial expert” as defined by the applicable SEC rules and has the requisite accounting or related financial management expertise and financial sophistication under the applicable rules and regulations of Nasdaq. See the biographies for Mr. Eisenberg and Ms. Karlin above for a brief discussion of their relevant experience.

Compensation Committee

The Board has adopted a Compensation Committee charter, which defines the Compensation Committee’s principal functions, including:

•

reviewing and recommending policies relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers;

•	evaluating the performance of the Chief Executive Officer and other senior officers in light of those goals and objectives;

•	setting compensation of the Chief Executive Officer and other senior officers based on such evaluations;

•	approving the issuance of options and other awards under our equity-based incentive plans; and

•	reviewing and approving, for the Chief Executive Officer and other senior officers, employment agreements, severance agreements, consulting agreements and change in control or termination agreements.

The Company was incorporated on November 14, 2025. After its incorporation, the first Compensation Committee meeting was held in February of 2026. The Compensation Committee consists of Mr. Brodnax, Mr. Eisenberg and Mr. Regan, with Mr. Brodnax serving as the chairperson. The Board has determined that Mr. Brodnax, Mr. Eisenberg and Mr. Regan are independent under Nasdaq listing standards, and that Mr. Brodnax and Mr. Eisenberg are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act.

Nominating and Corporate Governance Committee

The Board has adopted a Nominating and Corporate Governance Committee charter, which defines the Nominating and Corporate Governance Committee’s principal functions, including:

•	identifying and evaluating candidates, including the nominees recommended by stockholders and management, to serve on the Board;

•	considering and making recommendations to the Board regarding changes to the size and composition of the Board;

•	considering and making recommendations to the Board regarding the composition and chairing of the committees of the Board;

•	instituting plans or programs for the continuing education of the Board and orientation of new directors;

•	establishing procedures to exercise oversight of, and oversee the performance evaluation process of, the Board and management;

•	developing and making recommendations to the Board regarding corporate governance guidelines and matters; and

•	overseeing annual evaluations of the Board’s performance, including committees of the Board.

The Company was incorporated on November 14, 2025. After its incorporation, the first Nominating and Corporate Governance Committee meeting was held in February of 2026. The Nominating and Corporate Governance Committee consists of Mr. Brodnax, Ms. Joseph and Mr. Regan, with Ms. Joseph serving as the chairperson. The Board has determined that Mr. Brodnax, Ms. Joseph and Mr. Regan are independent under the applicable Nasdaq listing standards.

The Board has delegated to the Nominating and Corporate Governance Committee the responsibility of identifying, considering and selecting, and recommending for the selection of the Board, candidates who fit the criteria for membership to fill new positions on the Board (including candidates to fill any vacancies that may occur) and reviewing any candidates nominated by stockholders. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director nominees for election to the Board.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, the Nominating and Corporate Governance Committee is responsible for reviewing the qualifications and independence of the members of the Board and its various committees on a periodic basis as well as the composition of the Board as a whole. This assessment includes members’ qualification as independent, as well as consideration of skills and experience in the context of the needs of the Board.

Technology Committee

The Board has adopted a Technology Committee charter, which defines the Technology Committee’s principal functions, including:

•	reviewing our policies, procedures and strategy with respect to technology, security and related matters;

•	reviewing our industry, peers and competition from a technology standpoint and evaluating new and emerging technological issues, trends, opportunities and threats;

•	reviewing laws, regulations, industry standards and best practices relating to technology, security, data retention, privacy and data breaches;

•	making recommendations with respect to technology management, acquisition, investment, administration, spending and contracts; and

•

evaluating technological security, threats and risks affecting the Company and reviewing our policies with respect to risk assessment and risk management as they relate to technology, security and related matters.

The Company was incorporated on November 14, 2025. After its incorporation and during the year ended December 31, 2025, the Technology Committee met one time. The Technology Committee consists of Ms. Karlin, Dr. Lungren and Dr. Mittl, with Ms. Karlin serving as the chairperson.

Patient Safety and Quality of Care Committee

The Board has adopted a Patient Safety and Quality of Care Committee charter, which defines the Patient Safety and Quality of Care Committee’s principal functions, including:

•	assessing our quality, safety, clinical risk and clinical services improvement strategies and operations;

•	evaluating the policies and procedures developed by us to promote quality patient care and patient safety;

•	considering and assessing our relationships with health system partners; and

•	retaining or approving the recommendation for the retention of consultants or other advisors concerning quality of patient care and patient safety matters.

The Company was incorporated on November 14, 2025. After its incorporation, the first Patient Safety and Quality of Care Committee meeting was held in February of 2026. The Patient Safety and Quality of Care Committee consists of Mr. Brodnax, Dr. Lungren and Dr. Mittl, with Dr. Lungren serving as the chairperson.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, none of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on the Compensation Committee.
Corporate Governance Guidelines and Code of Conduct
The Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The current versions of these corporate governance documents are available free of charge on our investor relations website at
ir.lumexaimaging.com
and in print to any stockholder who requests copies by contacting the Company at 4200 Six Forks Road, Suite 1000, Raleigh, North Carolina 27609, Attention: Chief Legal Officer and Corporate Secretary. If we amend or grant any waiver from a provision of our Code of Business Conduct and Ethics that applies to any of our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law.
Insider Trading Policy
The Board has adopted an Insider Trading Policy that outlines the procedures which employees, physicians and directors of the Company and its consolidated affiliates must follow with respect to transactions in the Company’s securities. In addition, the Insider Trading Policy provides that the Company will not trade in its securities in violation of applicable securities laws or stock exchange listing standards. A copy of the Company’s Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form
10-K
for the year ended December 31, 2025.
Director Compensation
Prior to the IPO, our governing body was Holdings LLC’s board of managers and, following the IPO, the Board serves as the governing body of the Company.
During 2025, each of Holdings LLC’s independent and non-affiliated non-employee managers (other than Ms. Joseph) received the following annual cash compensation:

ANNUAL CASH COMPENSATION ELEMENTS	AMOUNT
Board Retainer	$65,000
Audit and Compliance Committee Retainer (chair)	$15,000
Compensation Committee Retainer (chair)	$15,000
Technology Committee (chair)	$15,000

In 2025, Ms. Joseph received an annual cash retainer of $150,000 for her service as Lead Independent Director of Holdings LLC’s board of managers and Mr. Cooper received an annual cash retainer of $150,000 for his service as Chair of Holdings LLC’s board of managers. Pursuant to his Executive Chairman Agreement, Mr. Cooper also received a transaction bonus of $5,000,000 in connection with the IPO.

Holdings LLC granted equity-based compensation in the form of common units in Holdings LLC having a distribution threshold and subject to vesting conditions described below (“
Incentive Units
”) to each of its non-affiliated
non-employee
managers under the 2018 Equity Incentive Plan of Holdings LLC (the “
Incentive Plan
”) at the time they joined Holdings LLC’s board of managers. In 2025, Ms. Karlin, Mr. Eisenberg and Mr. Lungren each received a grant of 200,000 Incentive Units in connection with their appointment to Holdings LLC’s board of managers. None of Holdings LLC’s other non-employee
managers received grants of Incentive Units in 2025.
In connection with the IPO, we engaged F.W. Cook as an independent compensation consultant to assist in the evaluation of our post-offering non-employee
director compensation program. Based on such analysis, we adopted the following director compensation program, which became effective beginning with the 2026 year:

2026 ANNUAL CASH COMPENSATION ELEMENTS	AMOUNT
Board Retainer	$85,000
Audit Committee Chair Retainer	$25,000
Compensation Committee Chair Retainer	$20,000
Nominating and Corporate Governance Committee Chair Retainer	$15,000
Patient Safety and Quality of Care Committee Chair Retainer	$20,000
Technology Committee Chair Retainer	$20,000
Additional Retainer for Lead Independent Director	$30,000
Additional Retainer for Chair of the Board	$40,000

All retainers are paid quarterly in arrears and, if applicable, are prorated based upon board or chair service during the calendar year.
In order to further align our director compensation program with stockholder interests, directors also receive as part of the annual compensation program an equity grant on the date of each annual meeting of our stockholders. The grant date fair value of the annual equity awards will be equal to approximately $175,000, with the equity award scheduled to vest on the earlier of the one-year
anniversary of the grant date and the next annual meeting of our stockholders following the grant date.
In connection with the IPO, we granted two of our
non-employee
directors, Mr. Brodnax and Ms. Joseph, restricted stock unit (“
RSU
”) awards with respect to 27,027 shares of the Company’s common stock each. The RSU award for Mr. Brodnax is scheduled to vest in equal annual installments on each of the first three anniversaries of the grant date, subject to continued service through the applicable vesting date. The RSU award for Ms. Joseph was 50% vested upon grant, with the remaining 50% scheduled to vest in equal annual installments on each of the first three anniversaries of the grant date, subject to continued service through the applicable vesting date.
A
non-employee
manager or director affiliated with one of Holdings LLC’s current equity holders received no additional compensation (other than expense reimbursement) for his or her service as a manager.

2025 Director Compensation Table

The table below sets forth information for the year ended December 31, 2025 regarding the compensation awarded to, earned by or paid to Holdings LLC’s non-employee and non-affiliated managers and our non-employee directors who served during such year. Ms. Zulla does not receive separate compensation for her service on the Board. Please see the 2025 Summary Compensation Table for the compensation received by Ms. Zulla with respect to 2025.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(1)	TOTAL ($)
Brett Brodnax	91,250	500,000	591,250
Sean Bryant, MD (2)	—	—	—
Lee Cooper	5,150,000	—	5,150,000
Glenn Eisenberg	95,000	88,000	183,000
Jon Fromke, MD (3)	—	—	—
David Jeck, MD (3)	—	—	—
Molly Joseph	150,000	500,000	650,000
Bridget Karlin	95,000	88,000	183,000
Matthew Lungren, MD	29,167	88,000	117,167
Robert Mittl, MD (3)	—	—	—
Ann Pumpian	80,000	—	80,000
Brian Regan (2)	—	—	—
Christian Rice (4)	—	—	—
Rasu Shrestha (5)	—	—	—

(1)

Amount reported represents the grant date fair value of Incentive Units granted to Ms. Karlin, Mr. Eisenberg and Mr. Lungren prior to the IPO and RSUs granted to Ms. Joseph and Mr. Brodnax in connection with the IPO, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”) based on the IPO price. See Note 14 to our consolidated financial statements for the year ended December 31, 2025 for a discussion of the relevant assumptions used in calculating this amount. As of December 31, 2025 the managers and directors who served during 2025 held outstanding stock awards with respect to the following number of shares: Mr. Brodnax, RSUs – 27,027, Options – 22,222; Mr. Cooper, Options – 422,222; Mr. Eisenberg, Options – 22,222; Ms. Joseph, RSUs – 13,513, Options – 44,444; Ms. Karlin, Options – 22,222; and Dr. Lungren, Options – 22,222.

(2)	As appointees of WCAS, Messrs. Bryant and Regan received no additional compensation for their service as managers or directors during 2025.
(3)

As appointees of physician partners who are current equity holders of Holdings LLC, Messrs. Fromke, Jeck and Mittl received no additional compensation for their service as managers or directors during 2025. Dr. Mittl received $806,232 for clinical and administrative work in his capacity as a radiologist during 2025. This amount is excluded from the table as Dr. Mittl received it in his capacity as a radiologist of Charlotte Radiology, P.A.

(4)	As an appointee of Touchstone, Mr. Rice received no additional compensation for his service as a manager during 2025.
(5)	As an appointee of Atrium Health, Mr. Shrestha received no additional compensation for his service as a manager during 2025.

EXECUTIVE OFFICERS

Set forth below is biographical information with respect to each current executive officer of the Company, except Ms. Zulla, our Chief Executive Officer. Ms. Zulla also serves as a director of the Company and her biographical information is available above in the section of this Proxy Statement entitled “Corporate Governance Matters—Information Regarding the Board.”

J. Anthony (“Tony”) Martin, age 55. Tony Martin is our Chief Financial Officer, a position he has held since January 2025. Prior to this role, Mr. Martin served as the Chief Financial Officer of US Acute Care Solutions, a leading provider of integrated acute care medicine, from 2020 to 2023. Prior to that, Mr. Martin served as the Senior Vice President, Corporate Controller and Chief Accounting Officer of United Surgical Partners International, Inc., a company specializing in the operation of short-stay healthcare facilities in partnership with physicians and not-for-profit health systems, from 1998 to 2019. Mr. Martin earned a Bachelor of Business Administration, Accounting and a Master of Professional Accounting from the University of Texas at Austin and has been a licensed Certified Public Accountant since 1997.

Dr. Russell Stewart, age 48. Dr. Russell Stewart is our Chief Medical Officer, a position he has held since August 2025. Prior to this role, Dr. Stewart served as Chief Clinical Officer of Covera Health, Inc., a data analytics and AI-enabled company focused on radiology performance measurement and impact, in 2025. Prior to that role, Dr. Stewart served as Covera Health’s Senior Vice President, Clinical Product from 2021 to 2025. Before that, Dr. Stewart served as Vice President of Clinical Affairs at Nines, Inc., a radiology AI company, from 2018 to 2021. Since 2015, Dr. Stewart has also served as a Clinical Assistant Professor in the Department of Radiology at Stanford Health Care. Dr. Stewart serves as a member of the Board of Governors of the Stanford Medicine Alumni Association. Dr. Stewart earned his Doctor of Medicine from the University of Chicago Pritzker School of Medicine, a Master of Business Administration from the University of Chicago Booth School of Business and a Master of Science and a Bachelor of Science in Biological Sciences from Stanford University.

EXECUTIVE COMPENSATION

The following is a discussion and analysis of compensation arrangements of our named executive officers and non-employee directors. As an “emerging growth company” as defined in the Jump Start Our Business Startups Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Overview

Our executive compensation program is intended to align executive compensation with our business objectives and to enable us to attract, retain and reward executive officers who contribute to our long-term success. The compensation paid or awarded to our executive officers is generally based on the assessment of each individual’s performance compared against the business objectives established for the fiscal year as well as our historical compensation practices. In the case of new hire executive officers, their compensation is primarily determined based on the negotiations of the parties as well as our historical compensation practices. For 2025, the material elements of our executive compensation program were base salary, annual cash bonuses and equity-based compensation in the form of awards of restricted stock, RSUs and stock options under the Lumexa Imaging Holdings, Inc. 2025 Equity and Incentive Plan (the “2025 Plan”).

In connection with the IPO, our Compensation Committee engaged F.W. Cook as an independent compensation consultant to assist in the evaluation of our post-offering executive compensation program. In addition, prior to the IPO, compensation decisions were made by the compensation committee of Holdings LLC, while compensation decisions following the IPO were made by our Compensation Committee or the Board. References to “compensation committee” throughout refer to the applicable compensation committee at the time the applicable compensation decision was made. We expect that our executive compensation program will continue to evolve to reflect our status as a public company and market practices.

This section provides a discussion of the compensation paid or awarded to our Chief Executive Officer and our two other most highly compensated executive officers as of December 31, 2025. We refer to these individuals as our “named executive officers.” For 2025, our named executive officers were:

•	Caitlin Zulla, Chief Executive Officer
•	Tony Martin, Chief Financial Officer
•	Julie Szeker, former Chief Legal Officer and Corporate Secretary (through March 13, 2026)

Ms. Szeker resigned as the Company’s Chief Legal Officer and Corporate Secretary on March 13, 2026.

2025 Compensation of Named Executive Officers

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our named executive officers are designed to reflect their scope of responsibility and accountability to us. Please see the “Salary” column in the 2025 Summary Compensation Table for the base salary amounts received by each named executive officer in 2025.

Annual Cash Bonuses

We have provided our senior leadership team with short-term incentive compensation in the form of annual cash bonuses, which for 2025 were delivered pursuant to our Performance Bonus Plan (the “2025 Annual Bonus Plan”). Annual bonus compensation holds executives accountable for actual business results and helps create a “pay for performance” culture.

Each of our named executive officers has an established bonus target equal to a percentage of base salary as follows: 100% for Ms. Zulla; 100% for Mr. Martin; and 50% for Ms. Szeker. Under the 2025 Annual Bonus Plan, annual bonuses were paid in early 2026 based on the achievement of performance metrics established by Holdings LLC’s compensation committee in early 2025, with 75% of the bonus pool funded based on Adjusted EBITDA and 25% funded based on strategic goals in the categories of leadership, growth and operations, with individual allocations from the bonus pool determined by our Compensation Committee based on individual performance. The Adjusted EBITDA component of the bonus pool was funded based on actual Adjusted EBITDA performance relative to target, with 93% of target serving as the threshold for formulaic funding. If Adjusted EBITDA was less than 93% of the target goal, the Compensation Committee retained discretion to fund the bonus pool, with payouts to be determined based on the achievement of the pre-established strategic goals. For 2025, based on Adjusted EBITDA and strategic bonus achievements, the overall bonus achievement was 95.3% and the Compensation Committee elected to fund the 2025 bonus pool at 100% of target based on the formulaic results and our overall performance. In electing to fund the bonus pool at 100% of target, the Compensation Committee considered our strong 2025 financial performance results, significant progress on our strategic initiatives, and the successful completion of the IPO. Please see the “Non-Equity Incentive Compensation” column in the 2025 Summary Compensation Table for the amount of annual bonuses paid to each named executive officer in 2025.

Signing Bonus

As an inducement for Ms. Zulla to join the Company, pursuant to her employment agreement, Ms. Zulla received a $3,500,000 signing bonus in 2025. The signing bonus was determined after considering the compensation from her prior employer that Ms. Zulla would forfeit upon joining the Company and was deemed necessary to incentivize Ms. Zulla to accept employment with the Company. In line with sound corporate governance practices, Holdings LLC’s compensation committee structured the signing bonus to require repayment in the event of certain terminations of employment prior to the three-year anniversary of her start date (“Signing Bonus End Date”). In the event Ms. Zulla’s employment with the Company is terminated prior to the Signing Bonus End Date (i) by Ms. Zulla other than for good reason, Ms. Zulla is required to reimburse the Company for a pro-rata portion of the signing bonus or (ii) by the Company for cause, Ms. Zulla is required to reimburse the Company for the full amount of the signing bonus.

Equity Awards

Prior to 2025, each of our named executive officers received grants of Incentive Units under the Incentive Plan. Each Incentive Unit represented an equity interest in Holdings LLC and had what is called a “distribution threshold” set based on the value of Holdings LLC at the time the Incentive Unit was issued. The Incentive Units entitled the recipient to share in equity appreciation of Holdings LLC above the applicable distribution threshold, with the Incentive Units sharing equally with the common units in Holdings LLC in distributions, if any, above the distribution threshold. The Incentive Units were subject to time-based or performance-based vesting conditions, with time-based Incentive Units scheduled to vest in annual 20% increments on each of the first five anniversaries of the applicable grant date, subject to the recipient’s continued service through such date and accelerated vesting in connection with certain liquidity events as described in the Incentive Plan, and performance-based Incentive Units scheduled to vest based on the price per unit realized in connection with certain liquidity events as described in the Incentive Plan, subject to the recipient’s continued service through the occurrence of the liquidity event. In connection with the commencement of their employment with the Company in 2025, Ms. Zulla received a grant of 15,000,000 Incentive Units and Mr. Martin received a grant of 7,000,000 Incentive Units. The amount of the initial grants for Ms. Zulla and Mr. Martin was determined by Holdings LLC’s compensation committee based on, among other considerations, the value of equity awards forfeited to join the Company as well as the Company’s past equity grant practices and the desire to provide meaningful alignment of their interests with other key stakeholders.

In connection with the IPO, Incentive Units held by our named executive officers with a distribution threshold less than $2.04 per unit were converted into shares of the Company’s common stock based on the intrinsic value of the awards at the time of the IPO, as determined by the board of managers of Holdings LLC, with any shares of the Company’s common stock issued in replacement of unvested Incentive Units delivered as restricted stock awards subject to time-based and performance-based vesting conditions, as applicable. The time-based vesting schedule applicable to the replacement restricted stock awards replicates the remaining time-based vesting schedule applicable to the time-based Incentive Units prior to the closing of the IPO, while the performance-based vesting conditions are tied to stock price triggers intended to replicate the performance-based vesting conditions applicable to the performance-based Incentive Units, with a stock price trigger of $24.97 required for vesting of the replacement restricted stock awards. Incentive Units held by our continuing named executive officers for which the distribution threshold was equal to or greater than $2.04 per unit were replaced with replacement stock options under the 2025 Plan, with the replacement stock option awards subject to time-based and performance-based vesting conditions, as applicable. The time-based vesting schedule applicable to the replacement stock option awards replicates the remaining time-based vesting schedule applicable to the time-based Incentive Units prior to the closing of the IPO, while the performance-based vesting conditions are tied to stock price triggers intended to replicate the performance-based vesting conditions applicable to the performance-based Incentive Units, with stock price triggers of $27.00, $36.00 and $45.00 required for vesting of the replacement restricted stock awards and $15.97 and $24.97 required for vesting of the replacement stock option awards.

In connection with the IPO, we also granted RSU awards to certain of our employees, including Ms. Zulla and Mr. Martin, with Ms. Zulla and Mr. Martin receiving RSU awards with respect to 129,728 and 54,054 shares of the Company’s common stock, respectively. Fifty percent of the RSUs are scheduled to vest in equal annual installments on each of the first three anniversaries of the grant date and the remaining 50% of the RSUs vest based on achievement of specified stock price performance targets over a four-year performance period (with stock price triggers ranging from $27.00, $36.00 and $45.00, in each case, subject to the named executive officer’s continued service through the applicable vesting date). In addition, pursuant to a transaction and retention bonus agreement, in connection with the IPO, Ms. Szeker received RSUs with respect to 81,081 shares of the Company’s common stock, which would have vested on the one-year anniversary of the consummation of the IPO, subject to Ms. Szeker’s continued employment through such date. In connection with her separation from the Company in March 2026, Ms. Szeker forfeited this RSU award.

Please see the Outstanding Equity Awards at 2025 Fiscal Year-End table for information regarding the equity awards held by our named executive officers as of December 31, 2025.

2025 Summary Compensation Table

The following table shows information regarding the compensation of our named executive officers for services performed in the year ended December 31, 2025 and, to the extent required by SEC disclosure rules, in the year ended December 31, 2024.

Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Caitlin Zulla, Chief Executive Officer	2025	750,000	3,500,000	5,430,782	9,022,219	750,000	—	19,468,208

Tony Martin, Chief Financial Officer	2025	590,000	—	2,427,837	4,210,361	590,000	—	7,838,736
Julie Szeker, Former Chief	2025	450,000	1,750,000	2,095,813	663,466	—	15,505	4,995,322
Legal Officer and Corporate Secretary(7)	2024	450,000	—	—	—	157,000	15,405	622,405

(1)	Amounts reported in this column reflect the base salaries earned during the year.
(2)

Amounts reported in this column represent (i) a signing bonus paid to Ms. Zulla pursuant to the terms of her employment agreement and which is subject to full or partial repayment in the event she resigns without good reason or is terminated for cause, in each case, prior to the Signing Bonus End Date and (ii) a retention bonus of $1,500,000 paid in July 2025 pursuant to Ms. Szeker’s transaction and retention bonus agreement entered into in April 2024 and $250,000 for a bonus with respect to 2025 paid pursuant to the terms of Ms. Szeker’s transition agreement.

(3)

Amounts reported in this column represent the aggregate grant date fair value of Incentive Units granted prior to the IPO, the incremental fair value associated with the modification of Incentive Units into restricted stock awards upon the IPO, and the RSUs granted to our named executive officers during 2025, calculated in accordance with FASB ASC Topic 718 based on the IPO price. The performance Incentive Units contain a performance condition that was not probable of achievement upon grant, and therefore, no expense was recognized for the performance Incentive Units prior to the IPO, and the associated fair value is not included in this column. Upon the IPO, certain Incentive Units held by our named executive officers were converted into restricted stock awards. Additionally, the performance condition associated with certain original performance Incentive Units was removed, making the expense related to the modified restricted stock award recognizable under FASB ASC Topic 718. Accordingly, the incremental fair value associated with the modification is equal to the value of the performance restricted stock awards upon conversion, and is shown in this column. The value reported in this column for 2025 includes $595,796 for Ms. Szeker for the incremental fair value associated with the modification of performance Incentive Units into performance restricted stock awards, calculated in accordance with FASB ASC Topic 718. See Note 14 to our consolidated financial statements for the year ended December 31, 2025 for a discussion of the relevant assumptions used in calculating these amounts. These amounts do not correspond to the actual value that may be realized by the named executive officers upon vesting of the applicable awards.

(4)

As previously disclosed, in connection with the IPO, certain Incentive Units held by our named executive officers were converted into stock option awards and, accordingly, the amounts reported in this column for 2025 represent the incremental fair value associated with such modification, calculated in accordance with FASB ASC Topic 718. See Note 14 to our consolidated financial statements for the year ended December 31, 2025 for a discussion of the relevant assumptions used in calculating these amounts. These amounts do not correspond to the actual value that may be realized by the named executive officers upon exercise of the applicable awards.

(5)	Amounts reported in this column for the named executive officers represent annual bonuses paid under the 2025 Annual Bonus Plan with respect to 2025 performance.
(6)	Amounts reported in this column for each named executive officer represent employer contributions under Holdings LLC’s 401(k) Retirement Plan.
(7)	Ms. Szeker resigned as the Company’s Chief Legal Officer and Corporate Secretary effective March 13, 2026.

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each of our named executive officers as of December 31, 2025.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Caitlin Zulla	—	833,333(2)	—	$18.50	12/10/2035	64,864(6)	1,199,984	—	—
	—	—	833,333(3)	$18.50	12/10/2035	—	—	64,864(7)	1,199,984
Tony Martin	—	388,888(2)	—	$18.50	12/10/2035	27,027(6)	500,000	—	—
	—	—	388,888(3)	$18.50	12/10/2035	—	—	27,027(7)	500,000
Julie Szeker	41,665	—	—	$18.50	12/10/2035	—	—	11,876(8)	219,706
	8,889	13,333(4)	—	$18.50	12/10/2035	—	—	—	—
	31,944	—	31,944(5)	$18.50	12/10/2035	81,081(9)	1,500,000	—	—

(1)	The market values reflected in this column are calculated based on $18.50 per share, the closing price of the Company’s common stock on December 31, 2025.
(2)

The shares of the Company’s common stock subject to the stock options are scheduled to vest annually in five substantially equal installments from the vesting commencement date of January 1, 2025, subject to the named executive officer’s continued service through the applicable vesting date.

(3)

The shares of the Company’s common stock subject to the stock options are scheduled to vest in three substantially equal installments upon the attainment of three prescribed stock price targets of $27.00, $36.00 and $45.00 per share, subject to the named executive officer’s continued service through the applicable vesting date.

(4)

The shares of the Company’s common stock subject to the stock options were scheduled to vest annually in five substantially equal installments from the vesting commencement date of February 8, 2023, subject to Ms. Szeker’s continued service through the applicable vesting date. The unvested portion of this award was forfeited upon Ms. Szeker’s March 13, 2026 resignation from the Company.

(5)

The unvested portion of the stock options would have vested upon the attainment of a prescribed stock price target of $24.97 per share subject to Ms. Szeker’s continued service through the vesting date. The unvested portion of this award was forfeited upon Ms. Szeker’s March 13, 2026 resignation from the Company.

(6)

Represents RSUs that are scheduled to vest annually in three substantially equal installments on each of the first three anniversaries of December 12, 2025, subject to the named executive officer’s continued service through the applicable vesting date.

(7)

Represents RSUs that are scheduled to vest in three substantially equal installments upon the attainment of three prescribed stock price targets of $27.00, $36.00 and $45.00 per share through the three-year anniversary of December 12, 2025 (the “First Vesting Date”), subject to the named executive officer’s continued service through the First Vesting Date. If any of the stock price targets have not been achieved as of the First Vesting Date, then the remaining unvested RSUs will remain outstanding and eligible to vest through the four-year anniversary of December 12, 2025 (the “Second Vesting Date”), with the measurement period extended to the Second Vesting Date.

(8)

Represents restricted stock that would have vested upon the attainment of a prescribed stock price target of $24.97 per share subject to Ms. Szeker’s continued service through the vesting date. The unvested portion of this award was forfeited upon Ms. Szeker’s March 13, 2026 resignation from the Company.

(9)

Represents RSUs that were scheduled to vest on December 12, 2026, subject to Ms. Szeker’s continued service through the applicable vesting date. The unvested portion of this award was forfeited upon Ms. Szeker’s March 13, 2026 resignation from the Company.

Additional Narrative Disclosure

Executive Employment Arrangements

In connection with the commencement of her employment in 2025, we entered into an employment agreement with Ms. Zulla that included the initial terms of Ms. Zulla’s employment, including an initial base salary of $750,000, an annual bonus opportunity equal to 100% of her base salary, the signing bonus described above, and a grant of 15,000,000 Incentive Units (which were replaced with replacement stock options in connection with the IPO, as described above). In addition, Ms. Zulla’s employment agreement provides for certain severance benefits upon a termination without cause or a resignation for good reason (each as defined in Ms. Zulla’s employment agreement), subject to Ms. Zulla’s execution and non-revocation of a general release of claims in favor of us. In either case, Ms. Zulla would receive (i) base salary continuation for 24 months, (ii) continued participation in our group health plans for Ms. Zulla and her eligible dependents at our expense (less the amount of the regular employee contribution) for 12 months following termination and (iii) if such termination occurs within 24 months following a Change in Control (as defined in Ms. Zulla’s employment agreement), a pro-rata portion of her annual bonus for the year in which the termination occurs based on actual performance for the year. In addition, upon a termination for any reason, Ms. Zulla would receive any earned but unpaid annual bonus for the year preceding the year in which the termination occurs.

In connection with the commencement of his employment in 2025, we entered into an employment agreement with Mr. Martin that included the initial terms of Mr. Martin’s employment, including an initial base salary of $590,000 and an annual bonus opportunity equal to 100% of his base salary. In addition, in connection with the commencement of his employment, Mr. Martin received a grant of 7,000,000 Incentive Units (which were replaced with replacement stock options in connection with the IPO, as described above). Mr. Martin’s employment agreement also provides for certain severance benefits upon a termination without cause or a resignation for good reason (each as defined in Mr. Martin’s employment agreement), subject to Mr. Martin’s execution and non-revocation of a general release of claims in favor of us. In either case, Mr. Martin would receive (i) base salary continuation for 12 months following termination and (ii) continued participation in our group health plans for Mr. Martin and his eligible dependents at our expense (less the amount of the regular employee contribution) for 12 months following termination.

We were party to an employment agreement with Ms. Szeker that provided for certain severance benefits upon a termination without cause or a resignation for good reason (each as defined in Ms. Szeker’s employment agreement), subject to Ms. Szeker’s execution and non-revocation of a general release of claims in favor of us. In either case, Ms. Szeker would have received (i) base salary continuation for 12 months following termination and (ii) continued participation in our group health plans for Ms. Szeker and her eligible dependents at our expense (less the amount of the regular employee contribution) for 12 months following termination.

In April 2024, Ms. Szeker entered into a transaction and retention bonus agreement with us, pursuant to which Ms. Szeker was eligible to receive bonus payments in an aggregate amount of $3,000,000. Pursuant to this agreement, $1,500,000 was paid to Ms. Szeker in July 2025. In connection with the IPO, the remaining $1,500,000 of the transaction bonus was delivered as RSUs that were scheduled to vest on the one-year anniversary of the consummation of the IPO, subject to Ms. Szeker’s continued employment through such date. In connection with her separation from the Company, Ms. Szeker forfeited the RSUs.

In connection with Ms. Szeker’s resignation, to support the transition of her duties, the Company and Ms. Szeker entered into a transition letter agreement which provides for a transition payment of $450,000 and up to 12 months of subsidized healthcare coverage, with such payments subject to Ms. Szeker’s execution and non-revocation of a release of claims in favor of the Company and compliance with the terms of the transition agreement. In addition, subject to Ms. Szeker’s compliance with the terms of the transition agreement, Ms. Szeker received an annual bonus of $250,000 relating to 2025 performance and which was paid at the same time annual bonuses were paid to other employees of the Company.

401(k) Plan
We maintain a qualified 401(k) savings plan which allows participants to defer from 0% to 100% of cash compensation up to the maximum amount allowed under Internal Revenue Service guidelines. We make safe harbor matching contributions of up to 3% of each participant’s eligible compensation and may elect to make profit sharing contributions at our discretion. Participants are always vested in their contributions and safe harbor matching contributions. Profit sharing contributions vest over five years, with 20% becoming vested following each full year of service, provided that profit sharing contributions will be 100% vested upon a participant’s death or disability or upon reaching age 62 while employed.
Policies and Practices Regarding Long-Term Incentive Awards
We do not schedule the grant of any equity awards in anticipation of the disclosure of material, non-public
information and we do not schedule the disclosure of material, non-public
information based on the timing of granting equity awards. We have not adopted a formal policy that dictates the timing of equity award grants. We generally expect to grant broad-based equity awards in the first quarter of each year. In addition, we may choose to grant equity awards outside of the annual broad-based awards (e.g., as part of a new hire package or as a retention or promotional incentive). Stock options may be granted only with an exercise price at or above the closing market price of the Company’s common stock on the date of grant. During 2025, we granted stock options as replacement awards for legacy Incentive Units at the time of the pricing of the IPO, on December 10, 2025. These stock options have an initial exercise price of $18.50 per share, the IPO price.
As required by Item 402(x) of Regulation
S-K,
we are providing the following table to disclose stock option grants that were made to our named executive officers during the period beginning four business days before the filing or furnishing of a periodic report or current report and ending one business day after the filing or furnishing of any such report with the SEC.

Name	Grant Date (1)	Number of securities underlying the award	Exercise price of the award ($/share)	Grant date fair value of award
Percentage change in the closing
market price of the securities
underlying the award between the
trading day ending immediately prior
to the disclosure of material non-public

information and the trading day
beginning immediately following the
disclosure of material
non-public

information

Caitlin Zulla	12/10/2025	833,333	$18.50	$9,022,219 (2)	0%
	12/10/2025	833,333	$18.50	—	0%
Tony Martin	12/10/2025	388,888	$18.50	$4,210,361 (2)	0%
	12/10/2025	388,888	$18.50	—	0%
Julie Szeker	12/10/2025	63,887	$18.50	$ 663,466 (2)	0%
	12/10/2025	63,887	$18.50	—	0%

(1)
As noted above, during 2025, we granted stock options as replacement awards for legacy Incentive Units at the time of the pricing of the IPO, on December 10, 2025. On December 12, 2025, we issued a Current Report on Form
8-K
disclosing, among other items, the closing of the IPO. The stock options have an initial exercise price of $18.50 per share, the IPO price.

(2)
This amount represents the incremental fair value recognized with respect to the issuance of stock options in exchange for legacy performance-based option awards, as further described in footnote 4 to the 2025 Summary Compensation Table. Because there was no incremental fair value associated with the issuance of time-based option awards in exchange for legacy time-based option awards, there is no grant date fair value recognized as of the date of exchange of these awards.

REPORT OF THE AUDIT COMMITTEE

In connection with its function to oversee and monitor the Company’s financial reporting process, the Audit Committee has:

(1)	reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2025;

(2)

discussed with PwC, the independent registered public accounting firm for the Company, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC;

(3)

received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence; and

(4)	discussed with PwC its independence, and considered whether the provision of non-audit services to the Company was compatible with such independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2025 be included in our Annual Report for filing with the SEC.

Members of the Audit Committee:

Glenn Eisenberg, Chairperson

Bridget Karlin

Molly Joseph

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Audit Committee has the primary responsibility for the review and approval of any “related party transaction,” which is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we are, were or will be a participant and the amount involved exceeds $120,000, and in which the related person has, had or will have a direct or indirect material interest. We adopted a written related party transaction policy that became effective upon the completion of the IPO. Under our related party transaction policy, our management is required to submit any related person transaction not previously approved or ratified by the Audit Committee to the Audit Committee. In approving or rejecting the proposed transaction, the Audit Committee will take into account all of the relevant facts and circumstances available. As a general rule, directors interested in a related party transaction will recuse themselves from any vote on a related party transaction in which they have an interest.

The following is a summary of related party transactions since January 1, 2025. Unless otherwise specified, the related party transactions listed below were all approved or ratified by the Audit Committee and/or the Board.

•

In connection with the IPO, we engaged in certain reorganization transactions with certain of our directors, executive officers and other persons and entities which were prior to the IPO, or became in connection with the IPO, holders of 5% or more of our voting securities:

•

5,572,698 Incentive Units in Holdings LLC with a distribution threshold equal to or greater than $2.04 per unit were converted into stock option awards as replacement awards with respect to 5,572,698 shares of the Company’s common stock, with an exercise price equal to the initial public offering price;

•

Holdings LLC contributed 100% of the shares of Lumexa Imaging Intermediate Holdings, Inc. and Lumexa Imaging Outpatient Intermediate Holdings, Inc. to the Company, making Lumexa Imaging Intermediate Holdings, Inc. and Lumexa Imaging Outpatient Intermediate Holdings, Inc. wholly owned subsidiaries of the Company, in exchange for 68,856,706 shares of the Company’s common stock, and an agreement by the Company to issue certain additional shares of the Company’s common stock as replacement awards to the holders of certain Holdings LLC Incentive Units that remained outstanding after the IPO;

•

3,529,465 common units and Incentive Units in Holdings LLC that were owned by certain of our current and former service providers, including certain of our executive officers and non-employee directors, were converted into 2,143,759 shares of the Company’s common stock; and

•	251,637 Incentive Units in Holdings LLC were converted into 95,061 shares of the Company’s common stock subject to restricted stock awards issued as replacement awards.

•	Also in connection with the IPO, we entered into:

•

a joinder to a registration rights agreement with WCAS and certain other equity holders of Holdings LLC (the “Registration Rights Agreement”). The Registration Rights Agreement provides the Holdings LLC equity holders party thereto with certain demand registration rights, including shelf registration rights, in respect of any shares of the Company’s common stock held by them, and each holder of Registrable Stock (as defined therein) with the right to participate in any such registrations by WCAS, in each case subject to certain conditions. In addition, in the event that we register additional shares of the Company’s common stock for sale to the public following the completion of the IPO, we will be required to give notice to WCAS and each holder of Registrable Stock of our intention to effect such a registration, and, subject to certain limitations, include shares of the Company’s common stock held by them in such registration. All expenses of registration under the Registration Rights Agreement, including the legal fees of counsel chosen by stockholders participating in a registration, will be paid by us. The registration rights granted in the Registration Rights Agreement are subject to customary restrictions, including blackout periods, and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering as advised by the managing underwriter or underwriters. The Registration Rights Agreement also contains customary indemnification and contribution provisions;

•	the Stockholders Agreement with WCAS. See the section of this Proxy Statement entitled “Corporate Governance Matters—Stockholders Agreement;”

•

an administrative services agreement with Holdings LLC (the “Administrative Services Agreement”). Pursuant to the Administrative Services Agreement, we provide Holdings LLC—which entity’s sole function following the IPO is to hold the Company’s common stock on behalf of Holdings LLC’s unitholders and which entity has no operations of its own—with a suite of corporate, administrative, legal, financial and governance support services that are customary for holding companies of publicly traded issuers. Under the Administrative Services Agreement, we provide the above services to Holdings LLC at no charge. Holdings LLC is not required to reimburse us for any costs, overhead, personnel time, expenses or third-party service provider fees incurred in connection with these services. The Administrative Services Agreement will remain in effect until the earlier of (i) the mutual written agreement of Holdings LLC and the Company to terminate the Administrative Services Agreement and (ii) the completion of the dissolution and winding up of Holdings LLC. The Administrative Services Agreement contains mutual indemnification obligations; and

•

indemnification agreements with each of our directors and executive officers. These indemnification agreements and the Company’s amended and restated bylaws require us to indemnify our directors against certain liabilities, costs and expenses to the fullest extent not prohibited by Delaware General Corporation Law. We have also purchased directors’ and officers’ liability insurance. Subject to limited exceptions, the Company’s amended and restated bylaws also require us to advance expenses incurred by our directors and officers in connection with certain indemnifiable matters.

•

During the year ended December 31, 2025, we paid a total of $0.4 million to WCAS Management LP, an entity affiliated with WCAS, for information technology consulting services. This transaction occurred prior to adoption of the Company’s related party transactions policy and as such, was not subject to the approval and review procedures set forth in that policy.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company appointed PwC to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2026. At the Annual Meeting, stockholders are being asked to ratify the appointment of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2026. Representatives of PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders submitted in advance of the Annual Meeting.

Accounting Fees and Services

The following table sets forth the aggregate fees billed to us by PwC for professional services rendered in 2025 and 2024.

	2025	2024
Audit Fees(1)	$4,065,464	$2,608,000
Audit-Related Fees(2)	—	155,800
Tax Fees(3)	313,695	124,445
All Other Fees	2,000	—

Total Fees	$4,381,159	$2,888,245

(1)

Audit Fees consist of fees incurred for professional services rendered in connection with the audit of our annual consolidated financial statements and the review of our interim consolidated financial statements, and, with respect to the fiscal year ended December 31, 2025, services rendered in connection with the IPO.

(2)

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services included independence-related procedures, due diligence services and consultations concerning financial accounting and reporting standards.

(3)

Tax Fees consist of fees for professional services rendered for tax compliance and tax advice. These services included assistance with federal and state tax compliance and consultation regarding tax matters.

The charter of the Audit Committee provides that the Audit Committee is responsible for the appointment, compensation and oversight of our independent auditor and must pre-approve all audit and permitted non-audit and tax services to be provided by our independent auditor. In connection with the IPO, the Audit Committee adopted a policy pursuant to which it pre-approves all services to be provided by and fees to be paid to our independent auditor. Pursuant to such policy, when deciding to pre-approve on either a general or specific basis any service to be provided by our independent auditor, the Audit Committee must consider, among other things, whether such service is consistent with SEC and PCAOB rules and whether the provision of such service by the Company’s independent auditor would impair the independent auditor’s independence. Following consummation of the IPO, all services provided by PwC were pre-approved by the Audit Committee. None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Vote Required

Approval of the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2026 requires the affirmative vote of stockholders representing a majority of the voting power of the Company’s capital stock entitled to vote on such matter, online or by proxy. If the appointment of PwC is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company. Conversely, if stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain PwC or to appoint another independent registered public accounting firm.

Board and Audit Committee Recommendation

The Board and the Audit Committee each unanimously recommend that you vote “FOR” the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2026.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the SEC. Based solely on its review of the copies of the forms filed with the SEC, and written representations from reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were met during the year ended December 31, 2025, except that the Forms 3 filed by each of Dr. Mittl, Mr. Stewart, Mr. Martin, Ms. Szeker and James Walker Jr., two transactions on a Form 4 filed by Mr. Martin, and one transaction on a Form 4 filed by Mr. Walker, each was filed late due to unanticipated delays in receiving each individual’s EDGAR codes in connection with the IPO, which delays we understand were due to the high volume of applications at the time.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock as of April 13, 2026 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of the Company’s common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder as reported in the table below is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power as well as any shares that the individual or entity has the right to acquire within 60 days of the Record Date, through the exercise of any option, warrant or other right. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of the Company’s common stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable or vested within 60 days of April 13, 2026, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. More than one person may be deemed to be a beneficial owner of the same securities.

The percentage ownership of each individual or entity is computed on the basis of 96,110,039 shares of the Company’s common stock outstanding.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated in the footnotes to this table, the address of each of the persons in this table is c/o Lumexa Imaging Holdings, Inc., 4200 Six Forks Road, Suite 1000, Raleigh, North Carolina 27609.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	%
Executive Officers and Directors:
Caitlin Zulla(1)	166,666	* %
Tony Martin(2)	77,777	* %
Julie Szeker(3)	150,255	* %
Lee Cooper(4)	222,222	* %
Molly Joseph(5)	40,178	* %
Brett Brodnax(6)	8,888	* %
Brian Regan	—	—%
Glenn Eisenberg(7)	4,444	* %
Bridget Karlin(8)	4,444	* %
Dr. Matthew Lungren	—	—%
Dr. Robert Mittl	—	—%
All executive officers, named executive officers and directors as a group (12 persons)	674,874	* %
5% Stockholders:
Welsh, Carson, Anderson & Stowe XII, L.P.(9)	70,217,616	73.1%

*	Indicates beneficial ownership of less than 1% of the outstanding shares of the Company’s common stock.

(1)	The reported amount consists of 166,666 shares of the Company’s common stock underlying stock options that are currently exercisable or will become exercisable within 60 days of April 13, 2026.
(2)	The reported amount consists of 77,777 shares of the Company’s common stock underlying stock options that are currently exercisable or will become exercisable within 60 days of April 13, 2026.
(3)	The reported amount includes 95,949 shares of the Company’s common stock underlying stock options that are currently exercisable or will become exercisable within 60 days of April 13, 2026.
(4)	The reported amount consists of 222,222 shares of the Company’s common stock underlying stock options that are currently exercisable or will become exercisable within 60 days of April 13, 2026.
(5)

The reported amount includes (i) 26,665 shares of the Company’s common stock underlying stock options that are currently exercisable or will become exercisable within 60 days of April 13, 2026 and (ii) 13,513 shares underlying restricted stock unit awards that are vested or will vest within 60 days of April 13, 2026.

(6)	The reported amount consists of 8,888 shares of the Company’s common stock underlying stock options that are currently exercisable or will become exercisable within 60 days of April 13, 2026.
(7)	The reported amount consists of 4,444 shares of the Company’s common stock underlying stock options that are currently exercisable or will become exercisable within 60 days of April 13, 2026.
(8)	The reported amount consists of 4,444 shares of the Company’s common stock underlying stock options that are currently exercisable or will become exercisable within 60 days of April 13, 2026.
(9)

Based on the Schedule 13G filed on February 13, 2026, by Welsh, Carson, Anderson & Stowe XII, L.P. (“WCAS XII”), WCAS XII Associates LLC (“XII Associates”), as the general partner of WCAS XII, and WCAS Management Corporation (“WCAS Management”), as the investment adviser to WCAS XII, reporting ownership as of December 31, 2025. Each of WCAS XII, XII Associates and WCAS Management reported shared voting and shared dispositive power over 70,217,616 shares of the Company’s common stock that are held by Holdings LLC. WCAS XII has the right under the LLC Agreement of Holdings LLC to designate a majority of the members of the board of managers of Holdings LLC and, as a result, may be deemed to share beneficial ownership over the shares held by Holdings LLC. After the expiration of a 180-day lock-up period following the closing of the IPO on December 12, 2025, Holdings LLC may distribute all or a portion of the shares of the Company’s common stock it holds to its equity holders on a pro rata basis (a “Distribution”). The shares reported therein include up to 28,595,386 shares that could be received by affiliates of WCAS in connection with a full Distribution, as follows: (i) 17,995,515 shares that represent WCAS XII’s maximum pro-rata interest in Holdings LLC; (ii) 49,981 shares that represent WCAS Management’s maximum pro-rata interest in Holdings LLC; (iii) 3,282,597 shares that represent Welsh, Carson, Anderson & Stowe XII Cayman, L.P.’s maximum pro-rata interest in Holdings LLC; (iv) 526,810 shares that represent Welsh, Carson, Anderson & Stowe XII Delaware II, L.P.’s maximum pro-rata interest in Holdings LLC; (v) 3,171,591 shares that represent Welsh, Carson, Anderson & Stowe XII Delaware, L.P.’s maximum pro-rata interest in Holdings LLC; (vi) 236,854 shares that represent WCAS XII Co-Investors LLC’s maximum pro-rata interest in Holdings LLC; and (vii) 3,332,038 shares that represent WCAS-Co-Invest Holdco, L.P.’s maximum pro-rata interest in Holdings LLC. Upon a full Distribution, the remaining shares would be distributed to persons unaffiliated with WCAS XII, XII Associates and WCAS Management, who will cease to share beneficial ownership over such shares. The business address of each of the foregoing is 599 Lexington Avenue, Suite 1800, New York, New York 10022.

STOCKHOLDER PROPOSALS FOR 2027 ANNUAL MEETING

Stockholders who intend to present proposals at the Company’s 2027 Annual Meeting of Stockholders (the “2027 Annual Meeting”), and who wish to have those proposals included in the Company’s proxy statement for the 2027 Annual Meeting, must be certain that those proposals are received at the principal executive offices of the Company at 4200 Six Forks Road, Suite 1000, Raleigh, North Carolina 27609, Attention: Chief Legal Officer and Corporate Secretary, no later than December 29, 2026. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is recommended that any such proposal be sent by certified mail, return receipt requested.

The Company’s amended and restated bylaws set forth the process by which stockholder proposals which are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting. For business to be properly brought before an annual meeting by a stockholder, such proposed business must constitute a proper matter for stockholder actions, which includes the nomination of directors, and the stockholder must have given timely notice thereof in writing to the Company and satisfied the other requirements set forth in the Company’s amended and restated bylaws. To be timely for purposes of the 2027 Annual Meeting, the notice must be received no earlier than February 10, 2027, and no later than March 12, 2027.

In the event that we hold the 2027 Annual Meeting more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by not earlier than the 120th day prior to the scheduled date of the 2027 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the date of the 2027 Annual Meeting and (ii) the tenth day following the day on which public announcement of the date of the 2027 Annual Meeting is first made.

In addition to satisfying the foregoing requirements under the Company’s amended and restated bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than management’s nominees for the 2027 Annual Meeting must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. Such notice must be received no later than April 12, 2027. In the event that we hold the 2027 Annual Meeting more than 30 days before or after the one-year anniversary of the Annual Meeting, then such notice must be received no later than the later of (i) the 60th day prior to the date of the 2027 Annual Meeting and (ii) the tenth day following the day on which public announcement of the date of the 2027 Annual Meeting is first made.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

In accordance with the Company’s Corporate Governance Guidelines, stockholders have reasonable access to directors at annual meetings of stockholders and an opportunity to communicate directly with directors on appropriate matters. The Board welcomes feedback from stockholders and will generally respond, or cause the Company to respond, in writing to bona fide communications from stockholders addressed to one or more members of the Board. Stockholders and other interested parties may communicate with the Board or any of its committees or directors by writing to the Chair of the Board (or the Lead Independent Director) at 4200 Six Forks Road, Suite 1000, Raleigh, North Carolina 27609, Attention: Chief Legal Officer and Corporate Secretary. In general, any communication delivered to the Company for forwarding to one or more members of the Board will be forwarded in accordance with the stockholder’s instruction, except that we reserve the right not to forward any commercial, offensive or otherwise inappropriate materials.

OTHER MATTERS

As of the date of this Proxy Statement, we have not been presented with any other business for consideration at the Annual Meeting. If any other matter is properly brought before the meeting for action by the stockholders, your proxy (unless revoked) will be voted in accordance with the recommendation of the Board, or the discretion of the proxy holders if no recommendation is made.

ANNUAL REPORT

We refer you to our Annual Report, containing financial statements for the year ended December 31, 2025, filed with the SEC. You may access our Annual Report on our investor relations website at ir.lumexaimaging.com. We will provide without charge, upon written request to the Chief Legal Officer and Corporate Secretary of the Company, at 4200 Six Forks Road, Suite 1000, Raleigh, North Carolina 27609, a copy of our Annual Report on Form 10-K, including the financial statements for the year ended December 31, 2025, as filed with the SEC.

Your vote P.O. BOX 8016, CARY, NC 27512-9903 matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Lumexa Imaging Holdings, Inc. Internet: www.proxypush.com/LMRI Cast your vote online Annual Meeting of Stockholders Have your Proxy Card ready Follow the simple instructions to record your vote For Stockholders of record as of April 13, 2026 Phone: Wednesday, June 10, 2026 8:30 AM, Eastern Time 1-866-890-9260 Use any touch-tone telephone Annual meeting to be held live via the internet—please visit Have your Proxy Card ready www.proxydocs.com/LMRI for more details. Follow the simple recorded instructions Mail: Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid YOUR VOTE IS IMPORTANT! envelope provided PLEASE VOTE BY: 11:59 PM, Eastern Time, June 9, 2026. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Caitlin Zulla, J. Anthony Martin and Paul Gilbert (the “Named Proxies”), and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Lumexa Imaging Holdings, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1, AND “FOR” PROPOSAL 2. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

Lumexa Imaging Holdings, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR each of the director nominees in Proposal 1 FOR Proposal 2 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. To elect three Class I directors to the Board of Directors, each to serve until the Company’s 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal; FOR WITHHOLD 1.01 Lee Cooper FOR #P2# #P2# 1.02 Brian Regan FOR #P3# #P3# 1.03 Caitlin Zulla FOR #P4# #P4# FOR AGAINST ABSTAIN 2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent FOR registered public accounting firm for the year ending December 31, 2026; and #P5# #P5# #P5# 3. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof. You must register to attend the meeting online and/or participate at www.proxydocs.com/LMRI Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date